[GRAPHIC OMITTED][STATE FINANCIAL SERVICES LOGO]

Press Release
For more information contact:	Corporate Headquarters
Michael J. Falbo or Daniel L. Westrope	815 N. Water Street
Telephone: (414) 223-8400	Milwaukee, WI 53202
Facsimile: (414) 223-8420	Nasdaq Symbol: SFSW

State Financial Services Corporation
Reports 12% Increase in Earnings Per Share

Milwaukee, WI (April 20, 2004). State Financial Services Corporation (“State”) today reported basic earnings per share for the first quarter of 2004 of $0.48, a 12% increase over the $0.43 reported in the first quarter of 2003. Diluted earnings per share in this year’s first quarter were $0.47, compared to $0.42 in the quarter ended March 31, 2003, an increase of 12%.

State’s net interest income increased 5% in the first quarter of 2004 compared to the first quarter of 2003. In the first quarter of 2004, the company’s net interest margin declined to 3.65% due to higher funding costs and lower investment yields. Loan growth continued in the recent quarter. Total loans increased by 18% since March 31, 2003 and 3% (not annualized) since December 31, 2003. Much of the growth continues to be centered in the commercial and commercial real estate loan portfolios.

Revenues from mortgage originations declined by $994 thousand, or 68%, from the first quarter of 2003 due to a downturn in the refinance market stemming from the interest rate environment. Mortgage loan applications in the pipeline increased late in the first quarter, which is expected to produce higher volumes of mortgage origination revenue in April. Gains on the sale of securities increased $164 thousand, compared to the first quarter of 2003, or about $110 thousand after tax.

Noninterest expenses declined by 10% over the first quarter of 2003, as the company continued to improve its efficiency. Personnel expenses declined by $750,000 compared to the quarter ended March 31, 2003.

The company continued to make progress in reducing its nonperforming ratios. Nonperforming loans, as of March 31, 2004, were 1.05% of total loans, compared to 1.78% one year ago and 1.18% as of December 31, 2003. During April 2004, a nonperforming loan, in the amount of $1.2 million, or approximately 12% of nonperforming loans, was paid in full. As of March 31, 2004, nonperforming assets equaled 1.01% of total assets. A transaction to sell a large parcel of other real estate, carried at $5.2 million, is scheduled to close during the first week of May, 2004. The sale is expected to result in no loss to State.

Michael J. Falbo, President and CEO of State, said, “Despite a significant slowdown in mortgage-related revenue, we were able to continue to improve our earnings in the first quarter. Certainly, our loan growth and expense control have been primary focus points and are reflected in our increasing return on equity. Additionally, we were able to increase our quarterly dividend by 15% in the first quarter, to $0.15, reflecting our increased profitability levels.”

State is a $1.5 billion financial services company operating through 29 full-service office locations in southeastern Wisconsin and northeastern Illinois. Through its banking network, State provides commercial and retail banking products, long-term fixed-rate secondary market mortgage origination and investment brokerage activities. State’s shares are traded on the NASDAQ National Market System under the symbol “SFSW.”

Forward Looking Statements

        Certain matters discussed in this Release are “forward-looking statements” that are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified as such because the statements generally will include words such as “believes,” “anticipates,” “expects,” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this Release. Factors that could cause such a variance include, but are not limited to, changes in interest rates, local market competition, customer loan and deposit preferences, governmental regulations, and other general economic conditions. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Release are only made as of the date of this Release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

State Financial Services Corporation
Press Release
Financial Highlights
March 31, 2004

Unaudited	At or for the Three Months ended March 31,
	2004	2003	% chg
For the Period:
Interest Income	$16,917,427	$16,161,503	4.68%
Interest Expense	5,289,044	5,122,732	3.25%

Net Interest Income	11,628,383	11,038,771	5.34%
Provision for Loan Losses	600,000	600,000	0.00%
Mortgage Gains and Fees	458,397	1,452,327	-68.44%
Gains on Sale of Bonds	219,380	55,196	297.46%
Other Non-Interest Income	2,102,016	2,045,311	2.77%

Total Non-Interest Income	2,779,793	3,552,834	-21.76%
Non-Interest Expense	9,031,371	10,031,813	-9.97%

Net Before Tax	4,776,805	3,959,792	20.63%
Income Tax	1,535,051	1,107,638	38.59%

Net Income	$3,241,754	$2,852,154	13.66%

Per Share:
Net Income (basic)	$0.48	$0.43
Net Income (diluted)	$0.47	$0.42
Avg. Shares Outstanding (basic)	6,733,302	6,627,366
Avg. Shares Outstanding (diluted)	6,933,297	6,776,833
Dividends Declared	$0.15	$0.13

End of Period: ($'s in 000's)
Assets	$1,501,709	$1,291,290
Investment securities	449,786	396,170
Loans (net)	889,805	756,595
Allowance for loan losses	11,176	9,306
Goodwill	37,646	27,465
Deposits	1,052,380	929,310
Borrowed Funds	327,924	246,718
Stockholders' Equity	111,489	105,515

Per Share:
Total Shares Outstanding	6,938,014	6,953,976
Book Value	$16.07	$15.17
Tangible Book Value	$9.91	$11.19
Market Value	$28.29	$19.10

Key Ratios:
Net Interest Margin	3.65%	4.00%
Return on Average Assets	0.89%	0.90%
Return on Average Common Equity	11.46%	10.89%
Return on Average Common Tangible Equity	18.36%	14.72%

Tier 1 Leverage Ratio	6.63%	7.01%
Tangible Equity to Assets	4.71%	6.16%

Loans/Deposits	84.55%	81.41%
Allowance for Loan Loss/Total Loans	1.24%	1.22%
Nonperforming Loans/
Total Loans	1.05%	1.78%
Nonperforming Assets/Total Assets	1.01%	1.08%
Net Charge-offs/Avg total
loans (annualized)	0.06%	0.05%